Exhibit 5.1

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 davispolk.com

March 23, 2026

Emera US Finance, LLC 3600 Midtown Drive, Tampa, FL 33607

Ladies and Gentlemen:

Emera US Finance, LLC, a limited liability company (the “Company”), as issuer, and Emera Incorporated, a Nova Scotia company (“Emera”) and Emera US Holdings, Inc., a Delaware corporation (“EUSHI”), as guarantors (the “Guarantors”), have filed with the Securities and Exchange Commission Registration Statements on Forms F-3 (File Nos. 333-294017-01 and 333-294017-02) and F-10 (File No. 333-294020) (collectively, the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), certain securities, including $375,000,000 aggregate principal amount of the Company’s 6.650% Series A Fixed-to-Fixed Reset Rate Junior Subordinated Notes Due 2056 (the “Series A Notes”) and $375,000,000 aggregate principal amount of the Company’s 6.850% Series B Fixed-to-Fixed Reset Rate Junior Subordinated Notes Due 2056 (the “Series B Notes” and, together with the Series A Notes, “the Notes”). The Notes will be guaranteed by each of the Guarantors (the “Guarantees” and, together with the Notes, the “Securities”). The Securities are to be issued pursuant to the provisions of the Indenture dated as of March 23, 2026 (the “Base Indenture”) among the Company, the Guarantors and Equiniti Trust Company, LLC, as trustee (the “Trustee”), as supplemented by a first supplemental indenture establishing the terms of the Series A Notes and the related Guarantees, dated as of March 23, 2026, among the Company, the Guarantors and the Trustee (the “First Supplemental Indenture”), and a second supplemental indenture establishing the terms of the Series B Notes and the related Guarantees, dated as of March 23, 2026, among the Company, the Guarantors and the Trustee (the “Second Supplemental Indenture” and, together with the Base Indenture and the First Supplemental Indenture, the “Indenture”). The Securities are to be sold pursuant to the Underwriting Agreement dated March 17, 2026 (the “Underwriting Agreement”) among the Company, the Guarantors and the several underwriters named therein (the “Underwriters”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company and the Guarantors that we reviewed were and are accurate and (vi) all representations made by the Company and the Guarantors as to matters of fact in the documents that we reviewed were and are accurate.

Emera Incorporated

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion:

1.

When the Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and may be subject to possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that we express no opinion as to, (w) the enforceability of any waiver of rights under any usury or stay law, (x) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (y) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Notes to the extent determined to constitute unearned interest.

2.

Assuming the due authorization of the Guarantee by Emera, the Guarantees, when the Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will be valid and binding obligations of each Guarantor, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and may be subject to possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights; provided that we express no opinion as to the (w) enforceability of any waiver of rights under any usury or stay law, (x) (i) effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the Guarantee that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law or (y) validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Notes to the extent determined to constitute unearned interest.

In connection with the opinions expressed above, we have assumed that Emera is validly existing as a corporation in good standing under the laws of the Province of Nova Scotia. In addition, we have assumed that the Indenture and the Securities (collectively, the “Documents”) are valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company and the Guarantors). We have also assumed that the execution, delivery and performance by each party to each Document to which it is a party (a) are within its corporate or limited liability company powers, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of such party, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party, provided that we make no such assumption to the extent that we have specifically opined as to such matters with respect to the Company and each Guarantor.

We are members of the Bar of the State of New York and the foregoing opinions are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act except that we express no opinion as to (i) any law, rule or regulation that is applicable to the Company or the Guarantors, the Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security. Insofar as the foregoing opinion involves matters governed by the laws of the Province of Nova Scotia, we have relied, without inquiry or investigation, on the opinion of Brian C. Curry, Corporate Secretary of Emera, to be filed as an exhibit to a report on Form 6-K to be filed by Emera on the date hereof.

March 23, 2026	2

Emera Incorporated

We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K to be filed by Emera on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus supplement which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

March 23, 2026	3